Exhibit 99.1

RISK FACTORS

In addition to the risks described below, you should read the risk factors of CME Group Inc. in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Item 1A of Part II of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008. The risks described below or in our other filings with the SEC are not the only ones facing CME Group. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and even the risks described below or in our other filings with the SEC may adversely affect our business in ways we have not described or do not currently anticipate. Our business, financial condition or results of operations could be materially adversely affected by any of these risks.

Risks Relating to Our Business

Current market developments may adversely affect our industry, business and results of operations.

We generate revenues primarily from our clearing and transaction fees. Declines in trading volumes and market liquidity would adversely affect our business and financial condition. During 2008, the global financial services industry and securities markets have experienced significant and adverse conditions, including significantly increased volatility, outflows of customer funds and securities, losses resulting from declining asset values, defaults on securities and reduced liquidity. As a result, many financial institutions have required additional capital infusions, merged with larger and stronger institutions, become bank holding companies that are regulated by the Federal Reserve Bank and, in some cases, have failed. As a result of this instability of the financial markets and the lack of readily available credit, commercial banks, investment banks, mutual and hedge funds and other of our customers have already decreased and could in the future further decrease their risk exposure and trading volume. This circumstance has resulted in a decrease in the trading of our benchmark interest rate products. For example, the average daily volume for CME Eurodollar options decreased by 27% to 0.9 million contracts per day in 2008 when compared with 2007. If our customers further reduce their level of trading activity for any reason, including a reduction in the number of traders, reduced trading demand by their customers or a decision to curtail or cease speculative trading, our business and financial condition could be materially adversely affected.

Our business is subject to the impact of domestic and international market and economic conditions, which are beyond our control and which could significantly reduce our trading volumes and make our financial results more volatile.

Our revenue is substantially dependent on the trading volume in our markets. Our trading volume is directly affected by U.S. domestic and international factors that are beyond our control, including the factors described in the preceding risk factor as well as:

•	economic, political and geopolitical market conditions;

•	natural disasters and other catastrophes;

•	broad trends in industry and finance;

•	changes in price levels and volatility in the derivatives markets and in underlying fixed-income, equity, foreign exchange and commodity markets;

•	legislative and regulatory changes;

•	competition;

•	changes in government monetary policies;

•	consolidation in our customer base and within our industry; and

•	inflation.

Any one or more of these factors may contribute to reduced activity in our markets. Historically, our trading volume has tended to increase during periods of uncertainty due to increased hedging activity and needs to manage the risks associated with or speculate on volatility in the U.S. equity markets, fluctuations in interest rates and price changes in the foreign exchange, commodity and other markets. However, during the current economic volatility, we have experienced decreased volume due primarily to our customers decreasing their risk exposure and the lack of available capital. Recent events in the economic environment, including the sub-prime lending crisis, the downturn in the housing market, decreases in consumer spending and the failure of major financial institutions have resulted in an economic recession. As a result, period-to-period comparisons of our financial results are not necessarily meaningful. This trend as well as future economic uncertainty may result in continued decreased trading volume and a more difficult business environment for us. Material decreases in trading volume would have a material adverse effect on our financial condition and operating results.

Our indebtedness could adversely affect our financial condition and operations and prevent us from fulfilling our debt service obligations. We may still be able to incur more debt, intensifying these risks.

As of December 31, 2008, we had approximately $3.2 billion of total indebtedness. In addition, we had the ability to borrow $0.8 billion additional indebtedness under our revolving credit facility. Our indebtedness could have important consequences. For example, our indebtedness may:

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require us to dedicate a significant portion of our cash flow from operations to payments on our debt, thereby reducing the availability of cash flow to fund capital expenditures, pursue acquisitions or investments in new technologies, to pay dividends and for general corporate purposes;

•	increase our vulnerability to general adverse economic conditions;

•	limit our flexibility in planning for, or reacting to, changes in or challenges relating to our business and industry;

•	place us at a competitive disadvantage against any less leveraged competitors; and

•	subject us to interest rate exposure for our variable interest rate debt, to the extent not hedged.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects, and ability to satisfy our debt service obligations. In addition, the agreements governing our outstanding indebtedness do not significantly limit our ability to incur additional indebtedness, which could increase the risks described above.

Any impairment of our goodwill and other intangible assets or investments may result in material, non-cash write downs and could have a material adverse impact on our results of operations and shareholders’ equity.

In connection with our acquisitions, including our mergers with CBOT Holdings and NYMEX Holdings, we have recorded goodwill and identifiable intangible assets. We assess goodwill and intangible assets for impairment by applying a fair-value based test looking at historical performance, capital requirements and projected cash flows on an annual basis or more frequently if indicators of impairment arise. In the fourth-quarter 2008, we took a pre-tax, non-cash impairment charge of $275 million on our cross-equity investment in BM&F and, in connection with this charge, we reduced stockholder’s equity by $94 million due to unfavorable movements in the Brazilian real compared with the U.S. dollar. In the third-quarter 2008, we took an impairment charge of $11 million relating to our Swapstream acquisition. Although we did not experience any other events or circumstances in the year that indicated that the carrying amounts of our other intangible assets and goodwill were impaired, we could experience future events that result in impairments. The risk of impairment losses may increase to the extent our market capitalization and earnings continue to decline. For example, during 2008, we experienced a significant decline in our stock price. While we believe this decline was principally driven by external circumstances, such as the decline in the stock market overall, and is not necessarily a reflection on changes in our business model, a continued decline in our stock value would be a factor in future assessments. An impairment of the value of our existing goodwill and intangible assets could have a significant negative impact on our future operating results and could have an adverse impact on our ability to satisfy the financial ratios or other covenants under our existing or future debt agreements.

We face intense competition from other companies, including some of our members. If we are not able to successfully compete, our business will not survive.

The derivatives, securities and financial services industries are highly competitive. We expect that competition will continue to intensify. Our current and prospective competitors, both domestically and around the world, are numerous. They include securities and securities option exchanges, futures exchanges, over-the-counter markets, clearing organizations, market data and information vendors, electronic communications networks, crossing systems and similar entities, consortia of large customers, consortia of some of our clearing firms and electronic brokerage and dealing facilities. The global derivatives industry has grown increasingly competitive. Exchanges, intermediaries, and even end users are consolidating, and over-the-counter and unregulated entities are constantly evolving. Additionally, in response to growing competition, many marketplaces in both Europe and the United States have demutualized to provide greater flexibility for future growth. In 2007, we completed our merger with CBOT Holdings, NYSE Group completed its merger with Euronext and IntercontinentalExchange, Inc. (“ICE”) acquired the New York Board of Trade and the Winnipeg Commodity Exchange. In 2008, we completed our acquisition of NYMEX Holdings. ICE also has a pending agreement to acquire the Clearing Corp., an independent clearinghouse owned by large derivatives dealers. In the last two years there has been a significant increase in activity among derivative dealers, banks and other entities to form competing exchanges. In 2007, a consortium of 12 financial institutions formed an exchange, ELX, to enter the futures market, initially listing interest rate products. In November 2008, ELX filed an application with the U.S. Commodity Futures Trading Commission, or CFTC, for designation as a contract market. ELX is expected to become operational following receipt of regulatory approval. Additionally, other financial firms have invested in a number of projects in an effort to compete with existing futures exchanges, including Project Four Seasons and Turquoise. These entrants into our industry may increase competitive pressure on us.

We believe we may also face competition from large computer software companies and media and technology companies. The number of businesses providing internet-related financial services is rapidly growing. Other companies have entered into or are forming joint ventures or consortia to provide services similar to those provided by us. Others may become competitive with us through acquisitions. Federal law allows institutions that have been major participants on our exchange to trade the same or similar products among themselves without utilizing any exchange or trading system. Many of our competitors and potential competitors have greater financial, marketing, technological and personnel resources than we do. These factors may enable them to develop similar products, to provide lower transaction costs and better execution to their customers and to carry out their business strategies more quickly and efficiently than we can. In addition, our competitors may:

•	respond more quickly to competitive pressures, including responses based upon their corporate governance structures, which may be more flexible and efficient than our corporate governance structure;

•	develop products that are preferred by our customers;

•	develop risk transfer products that compete with our products;

•	price their products and services more competitively;

•	develop and expand their network infrastructure and service offerings more efficiently;

•	utilize better, more user-friendly and more reliable technology;

•	take greater advantage of acquisitions, alliances and other opportunities;

•	more effectively market, promote and sell their products and services;

•	better leverage existing relationships with customers and alliance partners or exploit better recognized brand names to market and sell their services; and

•	exploit regulatory disparities between traditional, regulated exchanges and alternative markets that benefit from a reduced regulatory burden and lower-cost business model.

If our products, markets and services are not competitive, our business, financial condition and operating results will be materially harmed.

A decline in our fees or any loss of customers could lower our revenues, which would adversely affect our profitability.

Future changes in regulations as a result of the recent focus on the regulation of the financial industry in connection with the financial crisis, the combination of the SEC and the CFTC or otherwise, may adversely impact our ability to compete.

Our clearing house operations expose us to substantial credit risk of third parties and the soundness of our clearing firms could adversely affect us.

CME, our subsidiary, owns and operates its own clearing house, which acts as the counterparty to all trades consummated on or through our futures exchanges or on third-party exchanges for which we provide clearing services. As a result, we have exposure to many different industries and counterparties, and we routinely guarantee transactions with counterparties in the financial industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional customers. As a result of the recent financial crisis, many financial institutions have required additional capital infusions, merged with larger and stronger institutions, become bank holding companies that are regulated by the Federal Reserve Bank and, in some cases, have failed. For example, during 2008, The Bear Stearns Companies, Inc., Lehman Brothers Holdings Inc. and American International Group, Inc., all of which were parent companies of one of our clearing firms, have experienced significant financial write-downs and in some cases failed. Although none of these cases resulted in a default of a clearing firm, additional companies, including our clearing firms, may encounter economic difficulties as a result of the market turmoil and the tightening of the credit market.

Additionally, as part of our proposed joint venture with Citadel Investment Group L.L.C. we will provide central counterparty clearing for credit default swaps. CME Clearing has not previously provided clearing services for these products, which have unique differences from futures and options contracts. CME has in place various measures intended to limit counterparty risk, enable it to cover any default and maintain liquidity and is developing new risk management procedures to specifically provide for and address risk monitoring for credit default swaps. However, we cannot assure you that these measures will be sufficient to protect us from a default or that we will not be materially and adversely affected in the event of a significant default.

A substantial part of our working capital is at risk if a clearing firm defaults on its obligations to our clearing house and its margin and security deposits are insufficient to meet its obligations. Although we have policies and procedures to help ensure that our clearing firms can satisfy their obligations, these policies and procedures may not succeed in detecting problems or preventing defaults. We also have in place various measures intended to enable us to cover any default and maintain liquidity. However, we cannot assure you that these measures will be sufficient to protect us from a default or that we will not be materially and adversely affected in the event of a significant default.

We operate in a heavily regulated environment that imposes significant costs and competitive burdens on our business.

Although the Commodity Futures Modernization Act of 2000 significantly reduced our regulatory burdens, we remain extensively regulated by the CFTC. In light of the widespread financial and economic difficulties, particularly acute in the latter half of 2008 and early 2009, there have been many calls for a restructuring of the regulation of financial markets. In light of the transition to a new Presidential administration, these new proposals as well as previous proposals calling for the merger of the CFTC and the SEC, such as the Department of Treasury’s Blueprint for a Modernized Financial Regulatory Structure, we cannot predict what a restructured regulatory framework will look like or what impact it may have on our business. The President’s appointee to lead the CFTC has recently called for more regulation of futures markets and expressed concern respecting the impact of speculation on price volatility. Draft bills circulating in Congress call for restrictions on speculative trading by means of hard position limits in all contracts and limitations on hedge exemptions that could affect trading volume. In addition, future regulations could limit speculation in our markets or include a more rules-based approach rather than our current principles-based approach under the CFTC regulatory regime. To the extent the regulatory environment is less beneficial for us, our business, financial condition and operating results could be negatively affected.

The CFTC has broad powers to investigate and enforce compliance and punish non-compliance with its rules and regulations. We cannot assure you that we and/or our directors, officers, employees and affiliates will be able to fully comply with these rules and regulations. We also cannot assure you that we will not be subject to claims or actions by the CFTC or other agencies. If we fail to comply with applicable laws, rules or regulations, we may be subject to censure, fines, cease-and-desist orders, suspension of our business, removal of personnel or other sanctions, including revocation of our designations as a contract market and derivatives clearing organization.

Our international operations may be subject to similar regulations in specific jurisdictions. We are registered in a number of countries outside the United States. In some cases, our registrations are subject to annual review and such reviews may subject us to additional requirements in the future. We may also be required to register or become subject to regulation in other jurisdictions in order to accept business from customers in those jurisdictions.

Also, from time to time, the President’s budget includes a proposal that a transaction tax be imposed on futures and options on futures transactions. While those proposals have not been adopted to date, except for a limited per-contract fee on single stock futures and futures on narrow-based stock indexes, the imposition of any such tax would increase the cost of using our products and, consequently, could adversely impact our trading volumes, revenues and profits. We cannot assure you that such a tax will not be imposed in the future.